UNITED STATES
            SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C.  20549

                       SCHEDULE 13D

         Under the Securities Exchange Act of 1934
                     (Amendment No. 2)*

                Trans World Airlines, Inc.
                     (Name of Issuer)

                       Common Stock
              (Title of Class of Securities)

                         893349837
                      (CUSIP Number)

                    Marc Weitzen, Esq.
       Gordon Altman Butowsky Weitzen Shalov & Wein
             114 West 47th Street, 20th Floor
                 New York, New York 10036
                      (212) 626-0800

(Name, Address and Telephone Number of Person Authorized to
            Receive Notices and Communications)

                      May 13, 1996
  (Date of Event which Requires Filing of this Statement)

If the filing person has previously  filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box
//.

Check the following box if a fee is being paid with the statement //. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                    Page 1 of 13 Pages
              List of Exhibits is on Page __

                       SCHEDULE 13D

CUSIP No.  893349837                     Page 2 of 13 Pages


1    NAME OF REPORTING PERSON
         Pichin Corp.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
     (a) /x/
     (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
         00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)//

6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7   SOLE VOTING POWER
              0

8    SHARED VOTING POWER
              0

9    SOLE DISPOSITIVE POWER
              0

10   SHARED DISPOSITIVE POWER
              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
         //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14   TYPE OF REPORTING PERSON*
         CO

                           SCHEDULE 13D

CUSIP No.  893349837                      Page 3 of 13 Pages


1    NAME OF REPORTING PERSON
         Chelonian Corp.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) /x/

     (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
         00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
        //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
         New York


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7   SOLE VOTING POWER
              0

8   SHARED VOTING POWER
              0

9   SOLE DISPOSITIVE POWER
              0

10   SHARED DISPOSITIVE POWER

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
                 0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
         //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0%

14   TYPE OF REPORTING PERSON*
         CO

                           SCHEDULE 13D

CUSIP No.  893349837                     Page 4 of 13 Pages


1    NAME OF REPORTING PERSON
         Unicorn Associates Corporation

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) /x/

     (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
         00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
        //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
         New York


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7   SOLE VOTING POWER
              0

8   SHARED VOTING POWER
              0

9   SOLE DISPOSITIVE POWER
              0

10  SHARED DISPOSITIVE POWER

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
         //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
           0%

14   TYPE OF REPORTING PERSON*
         CO

                           SCHEDULE 13D

CUSIP No.  893349837                    Page 5 of 13 Pages


1    NAME OF REPORTING PERSON
         ACF Industries, Incorporated

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) /x/

     (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
         00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
        //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
         New Jersey


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7   SOLE VOTING POWER
              0

8   SHARED VOTING POWER
              0

9   SOLE DISPOSITIVE POWER
              0

10  SHARED DISPOSITIVE POWER

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
         //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14   TYPE OF REPORTING PERSON*
         CO

                           SCHEDULE 13D

CUSIP No.  893349837                    Page 6 of 13 Pages


1    NAME OF REPORTING PERSON
         ACF Industries Holding Corp.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) /x/

     (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
         00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
          //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7   SOLE VOTING POWER
              0

8   SHARED VOTING POWER
              0

9   SOLE DISPOSITIVE POWER
              0

10  SHARED DISPOSITIVE POWER

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
           0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
         //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14   TYPE OF REPORTING PERSON*
         CO

                           SCHEDULE 13D

CUSIP No.  893349837                     Page 7 of 13 Pages


1    NAME OF REPORTING PERSON
         Highcrest Investors Corp.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) /x/

     (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
         00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
         //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7   SOLE VOTING POWER
              0

8   SHARED VOTING POWER
              0

9   SOLE DISPOSITIVE POWER
              0

10  SHARED DISPOSITIVE POWER

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
            0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
         //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
             0%

14   TYPE OF REPORTING PERSON*
         CO

                           SCHEDULE 13D

CUSIP No.  893349837                   Page 8 of 13 Pages


1    NAME OF REPORTING PERSON
         Buffalo Investors Corp.

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) /x/

     (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
         00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
             //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
         New York


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7   SOLE VOTING POWER
              0

8   SHARED VOTING POWER
               0

9   SOLE DISPOSITIVE POWER
              0

10  SHARED DISPOSITIVE POWER

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
            0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
         //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14   TYPE OF REPORTING PERSON*
         CO

                           SCHEDULE 13D

CUSIP No.  893349837                   Page 9 of 13 Pages


1    NAME OF REPORTING PERSON
         Starfire Holding Corporation

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) /x/

     (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
         00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
             //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7   SOLE VOTING POWER
              0

8   SHARED VOTING POWER
              0

9   SOLE DISPOSITIVE POWER
              0

10  SHARED DISPOSITIVE POWER

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
         //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14   TYPE OF REPORTING PERSON*
         CO

                           SCHEDULE 13D

CUSIP No.  893349837                   Page 10 of 13 Pages


1    NAME OF REPORTING PERSON
         Carl C. Icahn

     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

     (a) /x/

     (b) //

3    SEC USE ONLY

4    SOURCE OF FUNDS*
         00

5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
     REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)
            //

6    CITIZENSHIP OR PLACE OF ORGANIZATION
         United States of America


NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

7   SOLE VOTING POWER
              0

8   SHARED VOTING POWER
              0

9   SOLE DISPOSITIVE POWER
              0

10  SHARED DISPOSITIVE POWER
              0

11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON
         0

12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
     CERTAIN SHARES*
         //

13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0%

14   TYPE OF REPORTING PERSON*
         IN

                       SCHEDULE 13D
                       AMENDMENT NO. 2

Item 1.   Security and Issuer

          The Schedule 13D filed with the U.S. Securities and Exchange Commission ("SEC") on November 13, 1995, by Pichin Corp., a Delaware corporation ("Pichin"), Chelonian Corp., a New York corporation ("Chelonian"), Unicorn Associates Corporation, a New York corporation ("Unicorn"), ACF Industries Incorporated, a New Jersey corporation ("ACF"), ACF Industries Holding Corp., a Delaware corporation ("Holding"), Highcrest Investors Corp., a Delaware corporation ("Highcrest"), Buffalo Investors Corp., a New York corporation ("Buffalo"), Starfire Holding Corporation, a Delaware corporation ("Starfire") and Carl C. Icahn, a citizen of the United States of America (collectively, the "Registrants"), as amended by Amendment No. 1 dated May 3, 1996, is further amended to furnish the additional information set forth herein. All capitalized terms contained herein, but not otherwise defined shall have the meanings ascribed to such terms in the original Schedule 13D previously filed by the Registrants.

Item 2.  Identity and Background

Item 2 is amended to add the following:

          The name, citizenship, present principal occupation and business address of each director and executive officer of Pichin, Chelonian, Unicorn, ACF,
Holding, Highcrest, Buffalo and Starfire is set forth in Schedule A attached hereto.

Item 4.   Purpose of Transaction

Item 4 is hereby amended to add the following:

          A total of 2,000 Shares of the Shares which were originally deposited in the Settlement Trust were sold on May 3, 1996; a total of 1,723,800 of the Shares were sold on May 13, 1996; and a total of 1,940,867 of the Shares were sold on May 14, 1996. With these sales, no Shares which were originally deposited in the Settlement Trust remain unsold.

Item 5.   Interest in Securities of the Issuer

Item 5(a) is hereby amended to add the following:

          As of the close of business on May 14, 1996, Registrants may be deemed own no Shares. This does not include any of the 722 Shares of the Issuer beneficially owned by the Trans World Airlines Inc. Retirement Plans, of which Pichin is the Plan Sponsor.

Item 5(c) is hereby amended to add the following:

          The following table sets forth all sales with respect to the Shares effected since the most recent filing on Schedule 13D by the persons named in response to Item
5(a) above. Each transaction set forth below reflects an open market sale effected on the American Stock Exchange.

TRANSACTION DATE    PRICE PER SHARE($)  NUMBER OF SHARES

5/03/96             18                      2,000
5/13/96             16                  1,000,000
5/13/96             16.250                500,000
5/13/96             16.500                200,000
5/13/96             16.750                 23,800
5/14/96             16.750                 81,200
5/14/96             16                  1,859,667

                          SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  May 14, 1996


               PICHIN CORP.

               By: /s/ Edward E. Mattner
                  Edward E. Mattner
               Its: President


               CHELONIAN CORP.

               By: /s/ Edward E. Mattner
                  Edward E. Mattner
               Its: President


               UNICORN ASSOCIATES CORPORATION

               By: /s/ Edward E. Mattner
                  Edward E. Mattner
               Its: President


               ACF INDUSTRIES, INCORPORATED

               By: /s/ Carl C. Icahn
                  Carl C. Icahn
               Its: Chairman of the Board


               ACF INDUSTRIES HOLDING CORP.

               By: /s/ Richard T. Buonato
                  Richard T. Buonato
               Its: Vice President


               HIGHCREST INVESTORS CORP.

               By: /s/ Richard T. Buonato
                  Richard T. Buonato
               Its: Senior Vice President


               BUFFALO INVESTORS CORP.

               By: /s/ Edward E. Mattner
                   Edward E. Mattner
               Its: President


               STARFIRE HOLDING CORPORATION

               By: /s/ Richard T. Buonato
                  Richard T. Buonato
               Its: Vice President

               By: /s/ Carl C. Icahn
                 Carl C. Icahn

                         SCHEDULE A

     DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANTS

          Name, Business Address and Principal Occupation of
Each Executive Officer and Director of Pichin, Chelonian,
Unicorn, ACF, Holding, Highcrest, Buffalo and Starfire

          The following sets forth the name and principal occupation of executive officers and directors of Pichin, Chelonian, Unicorn, ACF, Holding, Highcrest, Buffalo and
Starfire.  Each such person is a citizen of the United
States of America. With the exception of ACF's directors and officers, the business address of each director and officer of the Registrants is 100 South Bedford Road, Mount
Kisco, New York 10549. The business address of the directors and officers of ACF is 620 N. Second St., St.
Charles, Missouri 63301.

PICHIN CORP.

Name                          Position

Carl C. Icahn                 Director
Richard Rubin                 Director
Mark H. Rachesky              Director and Assistant
                                Secretary
Edward E. Mattner             President and Treasurer
Gail Golden                   Vice President and Secretary
Robert J. Mitchell            Assistant Secretary


CHELONIAN CORP.

Name                          Position

Carl C. Icahn                 Director
Edward E. Mattner             President and Treasurer
Gail Golden                   Vice President and Secretary

UNICORN ASSOCIATES CORPORATION

Name                          Position

Carl C. Icahn                 Director
Edward E. Mattner             President and Treasurer
Gail Golden                   Vice President and Secretary

ACF INDUSTRIES INCORPORATED

Name                          Position

Carl C. Icahn                 Director and Chairman of the
                                Board
Alfred D. Kingsley            Director and Vice Chairman of
                                the Board
James J. Unger                Director and Vice Chairman of
                                the Board
Roger D. Wynkoop              President and Chief Operating
                                Officer
James C. Bates                Vice President and Chief
                                Financial Officer
Carl D. Eckhoff               Vice President
John L. Bowers                Vice President
David R. Sutliff              Vice President
George E. Sullivan            Vice President
Robert J. Mitchell            Senior Vice President
Umesh Choksi                  Treasurer
Janet A. Kniffen              Assistant Secretary
Gail Golden                   Assistant Secretary
Mark H. Rachesky              Assistant Secretary
Richard A. Rubin              Assistant Secretary



ACF INDUSTRIES HOLDING CORP.

Name                          Position

Carl C. Icahn                 Director and Chairman of the
                                Board
Richard T. Buonato            Director, Vice President and
                                Secretary
Robert J. Mitchell            President and Treasurer

HIGHCREST INVESTORS CORP.

Name                          Position

Carl C. Icahn                 Director and Chairman of the
                                Board and President
Richard T. Buonato            Director, Senior Vice
                                President and Treasurer
Edward E. Mattner             Director
Mark H. Rachesky              Managing Director
Gail Golden                   Vice President and Secretary
Richard A. Rubin              Assistant Secretary
Robert J. Mitchell            Assistant Secretary


BUFFALO INVESTORS CORP.

Name                          Position

Richard T. Buonato            Director, Vice President,
                               Secretary and Comptroller
Edward E. Mattner             President and Treasurer
Gail Golden                   Assistant Secretary


STARFIRE HOLDING CORPORATION

Name                          Position

Carl C. Icahn                 Director and President
Richard T. Buonato            Vice President, Treasurer
                                and Controller
Mark H. Rachesky              Managing Director
Gail Golden                   Secretary